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                                                                 Exhibit 99.h(8)

                    Form of Fulfillment Servicing Agreement

This Agreement between Firstar Trust Company (FTC) and The Tocqueville Trust, a Massachusetts business trust and the Gold Fund (hereinafter called the "Fund") is entered into on this sixteenth day of June, 1998.

WHEREAS, the Funds provide investment opportunities to prospective shareholders through a family of open end mutual funds; and

WHEREAS, FTC provides fulfillment services to mutual funds;

NOW THFREFORE, the parties agree as follows:

Duties and responsibilities of FTC

     1. Answer all prospective shareholder calls concerning any of The Tocqueville Funds listed in the attached Schedule A which may be modified from time to time.

     2. Send all available fund(s) materials requested by the prospect which may include but not limited to, prospectus, financial statements, new account forms, fact sheets, and sales literature or other materials at the direction of the Funds within 24 hours from time of call.

     3. Receive and update all funds fulfillment literature so that most current information is sent and quoted.

     4. Provide 24 hour answering service to record prospect calls made after hours (8 p.m. to 9 a.m. NYT).

     5.   Maintain and store funds fulfillment inventory.

     6. Send periodic fulfillment reports to the funds as agreed upon between the parties

Duties and responsibilities of the Funds

     1.   Provide funds fulfillment literature updates to FTC as necessary.

     2. Supply FTC with sufficient inventory of fulfillment materials as requested from time to time by FTC.

     3. Provide FTC with any sundry information about the Funds in order to answer prospect questions.
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Compensation

Funds agree to compensate FTC for the services performed under this agreement in accordance with the attached Schedule B; the Funds agree to pay all invoices within ten days of receipt.

Proprietary and Confidential Information

FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentiality and as proprietary information of the Funds all records and other information relative to the Funds and prior, present, or potential shareholders of the Funds (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties thereunder, except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

Termination

This agreement may be terminated by either party upon 30 days written notice.

Dated this sixteenth day of June, 1998.

THE TOCQUEVILLE TRUST                   FIRSTAR TRUST COMPANY

By:     ___________________________     By:     ___________________________

Print:  ___________________________     Print:  ___________________________

Title:  ___________________________     Title:  ___________________________

Date:   ___________________________     Date:   ___________________________

Attest: ___________________________     Attest: ___________________________